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                     September 11, 2023

       Jorge de Pablo
       Chief Executive Officer
       Enphys Acquisition Corp.
       100 Wall Street, 20th Floor
       New York, NY 10005

                                                        Re: Enphys Acquisition
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed September 8,
2023
                                                            File No. 001-40879

       Dear Jorge de Pablo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Richard Brand